              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       Reckson Service Industries, Inc.
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                              (NAME OF ISSUER)

                                Common Stock
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                       (TITLE OF CLASS OF SECURITIES)

                                75621J109
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                              (CUSIP NUMBER)


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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

     /X/ RULE 13d-1(b)

     / / RULE 13d-1(c)

     / / RULE 13d-1(d)


                                    PAGE 1 OF 8 PAGES

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CUSIP NO. 75621J109                SCHEDULE 13G               PAGE 2 OF 8 PAGES
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 (1) NAME OF REPORTING PERSON:
     LaSalle Advisors Capital Management, Inc.

     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     36-4160747
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 (2) CHECK THE APPROPRIATE BOX IF A MEMBER    (a)  /X/
     OF A GROUP*                              (b)  / /
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 (3) SEC USE ONLY

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 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     Maryland
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 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     204,432
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                      25,920
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  204,432
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  470,028
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 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     674,460
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(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / / Excludes shares beneficially owned by ABKB/LaSalle Securities Limited Partnership
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(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     2.7%
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(12) TYPE OF REPORTING PERSON*
     IA
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 75621J109                SCHEDULE 13G               PAGE 3 OF 8 PAGES
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 (1) NAME OF REPORTING PERSON:
     ABKB/LaSalle Securities Limited Partnership

     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     36-3991973
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 (2) CHECK THE APPROPRIATE BOX IF A MEMBER    (a)  /X/
     OF A GROUP*                              (b)  / /
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 (3) SEC USE ONLY

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 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     Maryland
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 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     378,910
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                     458,870
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  352,750
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  528,782
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 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     881,532
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(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / / Excludes shares beneficially owned by LaSalle Asvisors Capital
     Management, Inc.
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(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     3.6%
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(12) TYPE OF REPORTING PERSON*
     IA
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 75621J109                SCHEDULE 13G               PAGE 4 OF 8 PAGES
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ITEM 1.

    (a)   Name of Issuer

          Reckson Service Industries, Inc.

    (b)   Address of Issuer's Principal Executive Offices

          225 Broadhollow Road
          Melville, NY 11747


ITEM 2.

    LaSalle Advisors Capital Management, Inc. provides the following information:

    (a)   Name of Person Filing

          LaSalle Advisors Capital Management, Inc.

    (b)   Address of Principal Business Office or, if none, Residence

          200 East Randolph Drive
          Chicago, Illinois 60601

    (c)   Citizenship

          Maryland

    (d)   Title of Class of Securities

          Common Stock, $.01 par value per share

    (e)   CUSIP Number

          411465107


    ABKB/LaSalle Securities Limited Partnership provides the following information:

    (a)   Name of Person Filing
          ABKB/LaSalle Securities Limited Partnership

    (b)   Address of Principal Business Office or, if none, Residence

          200 East Randolph Drive
          Chicago, Illinois 60601

    (c)   Citizenship

          Maryland

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CUSIP NO. 75621J109                SCHEDULE 13G               PAGE 5 OF 8 PAGES
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    (d)   Title of Class of Securities

          Common Stock, $.01 par value per share

    (e)   CUSIP Number

          94856P102



ITEM 3.*  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR
          13d-2(b) CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or Dealer registered under Section 15 of the Act
    (b) / / Bank as defined in Section 3(a)(6) of the Act
    (c) / / Insurance Company as defined in Section 3(a)(19) of the Act
    (d) / / Investment Company registered under Section 8 of the Investment Company Act of 1940
    (e) /X/ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Funds; see Section 240.13d-1(b)(1)(ii)(F).
    (g) / / Parent Holding Company, in accordance with
            Section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
    (j) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

    * This response is provided on behalf of LaSalle Advisors Capital Management, Inc. and ABKB/LaSalle Securities Limited Partnership, each an investment adviser under Section 203 of the Investment Advisers Act of 1940.


ITEM 4.  OWNERSHIP

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

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CUSIP NO. 75621J109                SCHEDULE 13G               PAGE 6 OF 8 PAGES
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    LaSalle Advisors Capital Management, Inc. provides the following information:

    (a) Amount Beneficially Owned

        674,460

    (b) Percent of class:

        2.7%

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

              204,432

         (ii) shared power to vote or to direct the vote

              25,920

        (iii) sole power to dispose or to direct the disposition of

              204,432

         (iv) shared power to dispose or to direct the disposition of
              470,028

    ABKB/LaSalle Securities Limited Partnership provides the following information:

    (a) Amount Beneficially Owned
        881,532

    (b) Percent of class:
        3.6%

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

              378,910

         (ii) shared power to vote or to direct the vote

              458,870

        (iii) sole power to dispose or to direct the disposition of

              352,750

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CUSIP NO. 75621J109                SCHEDULE 13G               PAGE 7 OF 8 PAGES
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         (iv) shared power to dispose or to direct the disposition of

              528,782

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         The two members of the Group are: LaSalle Advisors Capital Management, Inc. ("LaSalle") and ABKB/LaSalle Securities Limited Partnership ("ABKB/LaSalle").

         ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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CUSIP NO. 75621J109                SCHEDULE 13G               PAGE 8 OF 8 PAGES
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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

    The parties agree that this statement is filed on behalf of each of them.


Dated: February 11, 1999



                                       LASALLE ADVISORS CAPITAL
                                       MANAGEMENT, INC.


                                       By: /s/ William K. Morrill, Jr.
                                          -------------------------------------
                                          Name: William K. Morrill, Jr.
                                          Title: Managing Director



                                       ABKB/LASALLE SECURITIES
                                       LIMITED PARTNERSHIP

                                       By: /s/ William K. Morrill, Jr.
                                          -------------------------------------
                                          Name: William K. Morrill, Jr.
                                          Title: Managing Director